UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a letter dated October 30, 2013 from the SRT Shareholders Coalition to the stockholders of Strategic Realty Trust, Inc.

*****An Important Letter To SRT Shareholders*****

ATTENTION:

Please sign, date and return the ORANGE REQUEST CARD
today to call a Special Shareholder Meeting.

Please return the signed and dated card.

Mail to:

SRT SHAREHOLDERS COALITION

2300 E. KATELLA AVE, SUITE 235

ANAHEIM, CA 92806

You may also fax or email to:

Fax: (714) 876-1492

Email: Info@ProtectOurInvestment.org

If you have any questions, call toll-free at:  (800) 401-7905

October 30, 2013

Fellow Shareholders:

Strategic Realty Trust (SRT) is a premier real estate investment portfolio, which historically had a solid and consistent track record of performance. Until earlier this year, SRT provided attractive dividends and strategic positioning for future shareholder value.

From the beginning, the strength of SRT was built on:

•                 Strong fundamentals,

•                 High occupancy rates,

•                 Significant growth potential.

We believe SRT has strayed from these principles.

In mid 2012, in spite of objections three of the five directors formed a “Special Committee” that was given virtually all of the authority of the Board and thereby control of SRT, and in our view started the company on a course that has been disastrous.   As a “Special Committee”, Jeffrey Rogers, Phil Levin, and Jack Maier entered into a contract to Glenborough, Andrew Batinovich’s family-owned company, to manage SRT at what we believe is a higher cost.

We think this “Special Committee” has irresponsibly wasted shareholder money and taken our REIT in the wrong direction by:

•                 Nearly tripling their own director compensation in less than two years

•                 Doubling the cost of general and administrative overhead expenditures by nearly $2 million, or 200%, in less than two years,

•                 Hiring an inexperienced CFO who was fired in 8 months after receiving over $275,000 in compensation and severance, and,

•                 Suspending dividend payments to shareholders.

We could no longer sit on the sidelines and watch this continued destruction of value. Accordingly, as SRT Shareholders we are calling for the removal of this current board of directors, and recommend a new independent leadership team qualified to protect our investment.

We believe the following principles are critical for protecting our investment.

•                 Accountability & Shareholder Value: Spend shareholder money responsibly and deliver value.

•                 Competence: Independent Directors with a mix of the right experiences including real estate investment management, oversight of billion dollar budgets and financial accounting expertise.

•                 Authentic Shareholder Representation: Directors who will: 1) instill proper financial stewardship, 2) advocate for good corporate governance, and, 3) seek input from shareholders - the people who actually have “skin in the game”.

The SRT Shareholders Coalition has nominated a new group of Director Candidates because they bring the independent leadership, industry experience and stakeholder perspective needed to PROTECT OUR INVESTMENT.

To learn more about various members of our coalition and the effort to elect new leadership visit ProtectOurInvestment.org.

Therefore, we urge you to sign, date and return the ORANGE REQUEST CARD today so that we can request that a Special Meeting be called as soon as possible.

Sincerely,

SRT Shareholders Coalition

Important Additional Information Regarding the Solicitation

The SRT Shareholders Coalition (the “Coalition”) has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the Coalition’s solicitation of written requests to call a special meeting of the stockholders of SRT.  SRT stockholders should read the Coalition’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of the Coalition and each other participant in the solicitation of proxies by the Coalition are included in the Coalition’s proxy materials filed with the SEC.  The Coalition’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov

The following persons are participants in connection with the solicitation:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.